As filed with the Securities and Exchange Commission on April 16, 2007
Registration File Number: 333-141191

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRO FINANCIAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

FLORIDA
(State or other jurisdiction of incorporation or organization)

59-3535315
(IRS Employer Identification No.)

536 North Monroe St., Tallahassee, Florida 32301, (850) 383-8107
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

B. Bryan Robinson
President and Chief Executive Officer
536 North Monroe St
Tallahassee, Florida 32301
(850) 383-8107
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies requested to:
Herbert D. Haughton, Esq. or Richard L. Pearlman, Esq.
Igler & Dougherty, P.A.
2457 Care Drive
Tallahassee, Florida 32308
Telephone: (850) 878-2411
Facsimile: (850) 878-1230

Immediately, after this Registration Statement becomes effective
(Approximate date of proposed sale to the public)

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, Please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. . ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Offering price per share	Aggregate offering price (2)	Amount of registration fee(3)
Common stock	1,500,000 shares	$10.00	$15,000,000	$460.50
Common stock underlying warrants	1,500,000 shares	$10.00	$15,000,000	$460.50
Warrants to purchase common stock	1,500,000 warrants	$ 0.00	$ 0.00	$ 0.00

(1)	Up to 1,500,000 units composed of one share of common stock and one warrant to purchase one share of common stock. Units will not be issued or certificated. Shares and warrants will be issued and certificated separately.
(2)	Estimated solely for the purpose of calculating the registration fee on the basis of the maximum number of units offered.
(3)	Fees in the amount of $921.00 were previously paid for this filing.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(A), may determine.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

As provided under Florida law, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of duty of care or any other duty owed to Pro Financial as a director, unless the breach of or failure to perform those duties constitutes:

•	a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful, or had no reasonable cause to believe his conduct was unlawful;
•	a transaction from which the director received an improper personal benefit;
•	an unlawful corporate distribution;
•	an act or omission which involves a conscious disregard for the best interests of Pro Financial or which involves willful misconduct; or
•	an act of recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

Article V of Pro Financial’s Bylaws provides that we shall indemnify a director who has been successful in the defense of any proceeding to which he was a party, or in defense of any claim, issue or matter therein, because he is or was a director of Pro Financial, against reasonable expense incurred by him in connection with such defense.

The Bylaws also provide that Pro Financial is required to indemnify any director, officer, employee or agent made a party to a proceeding because he is or was a director, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith or to be in or not opposed to the best interests of Pro Financial and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by: (i) a disinterested majority of the board of directors; (ii) a majority of a committee of disinterested directors; (iii) independent legal counsel; or (iv) an affirmative vote of a majority of shares held by disinterested stockholders.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commission. All of such expenses will be paid by underwriting discounts and commissions. All of such expenses will be paid by us. We will not, however, pay for expense such as commissions and discounts of brokers, dealers or agents for the fees and expenses of counsel, if any, for the selling shareholders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fee	$860
Accounting fees and expenses	15,000
Legal fees and expenses	30,000
Printing and shipping	4,500
Miscellaneous	9,640
Total	$60,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On November 1, 2006 ten of the Company’s organizers each purchased, in a non-public offering, 100 shares of the Company’s Series A Preferred stock for $100 per share, for a total purchase price of $100,000. The proceeds of the shares have been used to fund the Company’s organizational efforts. On March 31, 2007 eleven of the Company’s directors each purchased an additional 30 shares and one director purchased 20 shares of the Company’s Series A Preferred stock for $100 per share, for a total purchase price of $350,000. The proceeds of the shares have been used to continue to fund the Company’s organizational efforts. All of these shares will be redeemed and returned to the Company’s authorized but unissued Series A Preferred Stock prior to the bank commencing business operations.

ITEM 27. EXHIBITS

The following exhibits are filed with the Securities and Exchange Commission:

3.1	Articles of Incorporation*
3.2	Bylaws*
4.1	Specimen Common Stock Certificate*
4.2	Form of Warrant Plan*
4.3	Specimen Warrant Certificate*
5.1	Opinion of Igler & Dougherty, P.A.
10.1	Form of Employment Contract for B. Bryan Robinson*
10.2	Form of 2007 Employee Stock Option Plan*
10.3	Form of 2007 Director Stock Option Plan*
10.4	Copy of Main Office Lease*
10.5	Escrow Agreement*
23.1	Consent of James D.A. Holley & Co., P.A.**
23.2	Consent of Igler & Dougherty, P.A. (Included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of the Registration Statement)*
99.1	Stock Order Form*

*	Previously filed with Form SB-2 File No. 333-141191
**	Previously filed with Form SB-2/A File No. 333-141191

ITEM 28.  UNDERTAKINGS

(A)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution.

(2)
For the purpose of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
for the purpose of determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	An free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer.

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(B)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No. 1 to Registration Statement No. 333-141191 to be signed on its behalf by the undersigned, thereunto duly authorized, in Tallahassee, Florida on April 16, 2007.

PRO FINANCIAL HOLDINGS, INC.

By:  /s/ B. Bryan Robinson

B. Bryan Robinson
President and Principal Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints B. Bryan Robinson, Erin B. Sjostrom and Roger K. Hobbs and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Kathleen B. Atkins-Gunter*	Director	04/16/07
Kathleen B. Atkins-Gunter

/s/ Edward W. Dougherty, Jr.*	Director	04/16/07
Edward W. Dougherty, Jr.

/s/ Javier I. Escobar, II, M.D.*	Director	04/16/07
Javier I. Escobar, II, M.D.

/s/ Michael W. Forsthoefel, M.D.*	Director	04/16/07
Michael W. Forsthoefel, M.D.

/s/ Roger K. Hobbs *	Director	04/16/07
Roger K. Hobbs

/s/ Allen R. Moayad*	Director	04/16/07
Allen R. Moayad

/s/ Thomas E. Napier*	Director	04/16/07
Thomas E. Napier

/s/ B. Bryan Robinson	President, Principal Executive Officer, Director	04/16/07
B. Bryan Robinson

/s/ Peter S. Rosen*	Director	04/16/07
Peter S. Rosen

/S/ James S. Sauls*	Director	04/16/07
James S. Sauls

/s/ Josh R. Simons, M.D.*	Director	04/16/07
Josh R. Simons, M.D.

/s/ M. Steven Turner*	Director	04/16/07
M. Steven Turner

/s/ Arthur P. Wimberley, Jr.*	Director	04/16/07
Arthur P. Wimberley, Jr.

*	Signed B. Bryan Robinson pursuant to power of attorney contained in SB-2 Registration Statement File No. 333-141191

EXHIBIT INDEX

3.1	Articles of Incorporation*
3.2	Bylaws*
4.1	Specimen Common Stock Certificate*
4.2	Form of Warrant Plan*
4.3	Specimen Warrant Certificate*
5.1	Opinion of Igler & Dougherty, P.A.
10.1	Form of Employment Contract for B. Bryan Robinson*
10.2	Form of 2007 Employee Stock Option Plan*
10.3	Form of 2007 Director Stock Option Plan*
10.4	Copy of Main Office Lease*
10.5	Escrow Agreement*
23.1	Consent of James D.A. Holley & Co., P.A.**
23.2	Consent of Igler & Dougherty, P.A. (Included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of the Registration Statement)*
99.1	Stock Order Form*

*	Previously filed with Form SB-2 File No. 333-141191
**	Previously filed with Form SB-2/A File No. 333-141191